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                                                                    Exhibit 23.2


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Borland International, Inc. for the registration of 13,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 1996, except as to the fourth paragraph of Note 1, as to which the date is October 4, 1996, with respect to the consolidated financial statements of Open Environment Corporation, not separately presented, included in Borland International, Inc.'s Annual Report (Form 10-K) for the year ended March 31, 1997, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 1998